AGREEMENT AND PLAN OF MERGER

                                    AMONG

                              ACTIVISION, INC.,

                          ACTIVISION HOLDINGS, INC.

                                     AND

                            ATVI MERGER SUB, INC.


                          DATED AS OF JUNE 9, 2000

                        AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement"), entered into as of June __, 2000, by and among Activision, Inc., a Delaware corporation (the "Company"), Activision Holdings, Inc., a Delaware corporation ("Holdings") and a direct, wholly owned subsidiary of the Company, and ATVI Merger Sub, Inc., a Delaware corporation ("Merger Sub") and a direct, wholly owned subsidiary of Holdings.

                           PRELIMINARY STATEMENTS

     1. As of the date hereof, the Company's authorized capital stock consists of fifty-five million (55,000,000) shares, of which (i) fifty million (50,000,000) shares are designated common stock, par value $.000001 per share (the "Company Common Stock"), (ii) four million five hundred thousand (4,500,000) shares are designated preferred stock, par value $.000001 per share (the "Company Preferred Stock") and (iii) five hundred thousand (500,000) shares are designated Series A Junior Preferred Stock, par value $.000001 per share (the "Company Series A Preferred Stock"). As of May 18, 2000, 25,905,761 shares of Company Common Stock were issued and outstanding and 576,734 shares were held in the Company's treasury, and no shares of Company Preferred Stock or Company Series A Preferred Stock were issued and outstanding.

     2. As of the date hereof, Holdings' authorized capital stock consists of fifty-five million (55,000,000) shares, of which (i) fifty million (50,000,000) shares are designated common stock, par value $.000001 per share (the "Holdings Common Stock"), (ii) four million five hundred thousand (4,500,000) shares are designated preferred stock, par value $.000001 per share (the "Holdings Preferred Stock") and (iii) five hundred thousand (500,000) shares are designated Series A Junior Preferred Stock, par value $.000001 per share (the "Holdings Series A Preferred Stock"). As of the date hereof, one hundred (100) shares of Holdings Common Stock were issued and outstanding and owned by the Company and no shares were held in Holdings' treasury and no shares of Holdings Preferred Stock or Holdings Series A Preferred Stock were issued and outstanding.

     3. As of the date hereof, Merger Sub's authorized capital stock consists of two hundred (200) shares of common stock, par value $.01 per share (the "Merger Sub Common Stock"), of which one hundred (100) shares are issued and outstanding on the date hereof and owned by Holdings.

     4. The designations, rights and preferences, and the qualifications, limitations and restrictions of the Holdings Common Stock are the same as those of the Company Common Stock.

     5. The Amended and Restated Certificate of Incorporation of Holdings (the "Holdings Charter") and the By-laws of Holdings (the "Holdings By-laws") in effect immediately after the Effective Date (as hereinafter defined) will contain provisions identical to the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time (the "Company Charter"), and By-laws of the Company (the "Company By-laws") in effect immediately before the Effective Date (other than as required by Section 251(g) of the General Corporation Law of the State of Delaware (the "DGCL")).

     6. The directors and executive officers of the Company immediately prior to the Merger (as hereinafter defined) will be the directors and executive officers of Holdings as of the Effective Date.

     7. Holdings and Merger Sub are newly formed corporations organized for the purpose of participating in the transactions herein contemplated.

     8. The Company desires to create a new holding company structure by merging Merger Sub with and into the Company, with (a) the Company continuing as the surviving corporation of such merger and (b) each outstanding share (or any fraction thereof) of Company Common Stock being converted in such merger into a like number of shares of Holdings Common Stock, all in accordance with the terms of this Agreement (the "Merger").

     9. The boards of directors of Holdings, Merger Sub and the Company, the Company, in its capacity as the sole stockholder of Holdings, and Holdings, in its capacity as the sole stockholder of Merger Sub, have approved this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdings and Merger Sub hereby agree as follows:

                                  ARTICLE I
                                 THE MERGER


     1.1 The Merger. In accordance with Section 251(g) of the DGCL and subject to, and upon the terms and conditions of, this Agreement, Merger Sub shall, at the Effective Date, be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). At the Effective Date, the effects of the Merger shall be as provided in Section 259 of the DGCL.


     1.2  Effective Date.  If all the conditions to the Merger set forth in
Article III shall have been fulfilled or waived in accordance herewith, the parties hereto shall cause a Certificate of Merger satisfying the requirements of the DGCL to be properly executed, verified and delivered for filing in accordance with the DGCL on the date hereof. The Merger shall become effective upon the acceptance for record of the Certificate of Merger by the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in the Certificate of Merger in accordance with applicable law as the effective time of the Merger (the "Effective Date").


     1.3 Certificate of Incorporation. From and after the Effective Date, the Company Charter, as in effect immediately prior to the Effective Date, shall be the certificate of incorporation of the Surviving Corporation (the "Surviving Corporation Charter") until thereafter duly amended as provided therein or by the DGCL, except as follows:


          (a) Article FIRST thereof shall be amended so as to read in its entirety as follows:

          "The name of the Corporation is Activision Publishing, Inc."


          (b) Article FOURTH thereof shall be amended so as to read in its entirety as follows:

          "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 200 shares of common stock, par value $.01 per share. The Common Stock is sometimes hereinafter referred to as the 'Capital Stock'."


               A new Article TENTH shall be added thereto which shall be and read in its entirety as follows:

          "10.Vote of Stockholders of Activision Holdings, Inc.
          Required to Approve Certain Actions.

          Any act or transaction by or involving the Corporation that requires for its adoption under the General Corporation Law of the State of Delaware or this Amended and Restated Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to
          Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of Activision Holdings, Inc., a Delaware corporation, or any successor thereto by merger, by the same vote that is required by the General Corporation Law of the State of Delaware or this Amended and Restated Certificate of Incorporation, as the case may be."


     1.4 By-Laws. From and after the Effective Date, the Company By-laws, as in effect immediately prior to the Effective Date, shall constitute the By-laws of the Surviving Corporation (the "Surviving Corporation By-laws") until thereafter duly amended as provided therein or by applicable law.


     1.5 Directors. The directors of the Company in office immediately prior to the Effective Date shall automatically become the directors of the Surviving Corporation as of the Effective Date and will continue to hold office from the Effective Date until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation By-laws, or as otherwise provided by law.


     1.6 Officers. The officers of the Company in office immediately prior to the Effective Date shall automatically become the officers of the Surviving Corporation as of the Effective Date and will continue to hold office from the Effective Date until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation By-laws, or as otherwise provided by law.

                                 ARTICLE II
                          CONVERSION OF SECURITIES.


     2.1 Conversion of Company Common Stock and Company Rights. At the Effective Date, by virtue of the Merger and without any action on the part of Holdings, Merger Sub, the Company or the holder thereof, (i) each share of Company Common Stock (or fraction of a share of Company Common Stock) issued and outstanding immediately prior to the Effective Date (including treasury shares) shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share (or equal fraction of a share) of Holdings Common Stock and (ii) each right to purchase one one-hundredth of a share of Company Series A Preferred Stock (each, a "Company Right") associated with each share of Company Common Stock (or fraction of a Company Right) issued and outstanding immediately prior to the Effective Date shall be converted into and thereafter represent one right to purchase one one-hundredth of a share of Holdings Series A Preferred Stock (each, a "Holdings Right") (or equal fraction of a Holdings Right) on the same terms and conditions as the Company Rights, and Holdings shall for all purposes be deemed to be a successor to the Company under the Rights Agreement (as hereinafter defined).


     2.2 Conversion of Merger Sub Common Stock. At the Effective Date each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Date shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.


     2.3 Cancellation of Holdings Common Stock. At the Effective Date, each share of Holdings Common Stock that is owned by the Company immediately prior to the Merger shall automatically be canceled and retired and shall cease to exist.


     2.4 Rights of Certificate Holders. From and after the Effective Date, holders of certificates formerly evidencing shares of Company Common Stock and Company Rights shall cease to have any rights as stockholders of the Company, except as provided by law; except, however, that such holders shall have the rights set forth in Section 2.5 below.


     2.5 No Surrender of Certificates. Until thereafter surrendered for transfer or exchange, each outstanding stock certificate that, immediately prior to the Effective Date, evidenced Company Common Stock and the associated Company Right shall be deemed and treated for all corporate purposes to evidence the ownership of the number of shares of Holdings Common Stock and Holdings Rights into which such shares of Company Common Stock and Company Rights were converted pursuant to the provisions of Section 2.1 above.

     2.6  Conversion of Company Stock Options and Warrants.

          (a) At the Effective Date, each option and warrant, whether or not exercisable, to purchase shares of Company Common Stock which is then outstanding and unexercised (a "Company Option" or a "Company Warrant," as the case may be) shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option or warrant to acquire, under the same terms and conditions as were applicable to such Company Option or Company Warrant immediately prior to the Effective Date, shares of Holdings Common Stock, and Holdings shall assume each Company Option and Company Warrant and each option and warrant plan or agreement pursuant to which such Company Option and Company Warrant was granted, as the case may be. The number of shares of Holdings Common Stock purchasable upon exercise of such Company Option or Company Warrant shall be equal to the number of shares of Company Common Stock that were purchasable under such Company Option or Company Warrant immediately prior to the Effective Date. The terms of each Company Option and Company Warrant shall, in accordance with its terms, be subject to adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Holdings Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, the number of shares and the per share exercise price of each Company Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Internal Revenue Code (the "Code")) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent.

          (b) At or prior to the Effective Date, Holdings shall reserve for issuance the number of shares of Holdings Common Stock necessary to satisfy Holdings' obligations under Section 2.6(a).


     2.7  Conversion of Company Notes.

          (a) At the Effective Date, each 6 3/4% Convertible Subordinated Note due 2005 of the Company, convertible in whole or in part into shares of Company Common Stock which is then issued and outstanding (a "Company Note") shall cease to be convertible into shares of Company Common Stock and shall be convertible, under the same terms and conditions as were applicable to such Company Note immediately prior to the Effective Date, into shares of Holdings Common Stock. The number of shares of Holdings Common Stock issuable upon conversion of such Company Note shall be equal to the number of shares of Company Common Stock that were issuable under the Company Note immediately prior to the Effective Date.

          (b) As soon as practicable after the Effective Date, Holdings shall deliver to each holder of an outstanding Company Note an appropriate notice setting forth such holder's rights pursuant thereto, and such Company Note shall continue in effect on the same terms and conditions (including antidilution provisions).

          (c) At or prior to the Effective Date, Holdings shall reserve for issuance the number of shares of Holdings Common Stock necessary to satisfy Holdings' obligations under Section 2.7(a).

                                 ARTICLE III
                            CONDITIONS OF MERGER


     3.1 Conditions Precedent. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated hereby shall be subject to fulfillment or waiver by the parties hereto of each of the following conditions:

          (a) Prior to the Effective Date, no order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

          (b) Prior to the Effective Date, the Company shall have received the consent of PNC Bank, National Association, under that certain Credit Agreement dated as of June 21, 1999, among the Company, Head Games Publishing, Inc., Expert Software, Inc., the financial institutions signatory thereto and PNC Bank, to consummate the Merger and create the holding company structure contemplated hereby.

                                 ARTICLE IV
                                  COVENANTS

     4.1 Election of Directors. The Company, in its capacity as the sole stockholder of Holdings, shall elect each person who is then a member of the board of directors of the Company as a director of Holdings (and to be the only directors of Holdings), each of whom shall serve until the next annual meeting of shareholders of Holdings and until his successor shall have been elected and qualified or until such director's earlier resignation or removal.

     4.2  Intentionally Omitted.

     4.3 Rights Plan and Stock Option Plans. The Company and Holdings shall take or cause to be taken all actions necessary or desirable in order for Holdings to assume the Rights Agreement, between the Company and Continental Stock Transfer & Trust Company, as rights agent, dated as of April 18, 2000, pursuant to which the Company Rights were issued (the "Rights Agreement"), and each stock option and warrant plan or agreement pursuant to which the Company Options and Company Warrants were granted, as the case may be.

     4.4 Further Assurances. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful actions which may be necessary or appropriate in order to effectuate the Merger, which shall include executing and delivering an Assumption Agreement, effective upon the Merger, in such form as the Company and Holdings determine to be appropriate to evidence the Company's assignment to and Holdings' assumption of such rights, interests, obligations and liabilities as the Company and Holdings determine to be appropriate. If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                  ARTICLE V
                          TERMINATION AND AMENDMENT

     5.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Date by action of the board of directors of the Company, Holdings or Merger Sub if it is determined that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation or its stockholders. In the event of such termination and abandonment, this Agreement shall become void and neither the Company, Holdings or Merger Sub nor their respective stockholders, directors or officers shall have any liability or rights with respect to such termination and abandonment.

     5.2 Amendments. This Agreement may be supplemented, amended or modified by the mutual consent of the boards of directors of the parties to this Agreement; provided, however, that, any amendment effected subsequent to stockholder approval shall be subject to the restrictions contained in the DGCL. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

                                 ARTICLE VI
                          MISCELLANEOUS PROVISIONS

     6.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

     6.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

     6.3 Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     IN WITNESS WHEREOF, Holdings, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by the respective officers thereunto duly authorized.

                              ACTIVISION, INC.


                              By:/s/ Brian G. Kelly
                                   _______________________________________
                                   Name: Brian G. Kelly
                                   Title:Co-Chairman

                              ACTIVISION HOLDINGS, INC.


                              By:/s/ Brian G. Kelly
                                   _______________________________________
                                   Name: Brian G. Kelly
                                   Title:President

                              ATVI MERGER SUB, INC.


                              By:/s/ Brian G. Kelly
                                   _______________________________________
                                   Name: Brian G. Kelly
                                   Title:President